Exhibit 10.3

GLOBAL GOLD CORPORATION

Written Consent of Shareholders in Lieu
of Meeting Pursuant to Section 228(a) of the
General Corporation Law of the State of Delaware

The undersigned, being holders (each a "Shareholder") of shares of the Common Stock (the "Shares") of Global Gold Corporation, a Delaware corporation (the "Corporation"), acting by written consent pursuant to Section 228 of the General Corporation Law of Delaware in lieu of a meeting of the Corporation's Shareholders, hereby take the following action and adopt the following resolutions:

WHEREAS, the Board of Directors of the Corporation has declared it advisable and in the best interest of the Corporation for the Corporation to enter into that certain Joint Venture Agreement, dated April 27, 2011 (the "JV Agreement"), by and between the Corporation, several of its wholly-owned subsidiaries and Consolidated Resources Armenia, an exempt non-resident Cayman Islands company ("CRA") and certain of its affiliates, a copy of which has been made available to each of the signatories hereof, pursuant to which the Corporation through transfer of certain of its subsidiaries will contribute its interests in Mego-Gold, LLC and Getik Mining Company, LLC, the companies which hold the licenses to the Toukhmanuk and Getik deposits in Armenia, respectively, to GGCR Mining, LLC (?GGCR Mining?), a 100% owned Delaware limited liability company subsidiary of a joint venture company, Global Gold Consolidated Resources Limited, a Jersey Island private limited company ("GGCR"), while retaining 51% of the shares of GGCR, which will be a subsidiary of the Corporation, with cash contributions being made by CRA, which will hold a minority interest in GGCR and is an established worldwide resources company focusing on building and developing a portfolio of strategic resources primarily in various minerals including gold, and which owns stakes in publicly listed and privately held resource companies having properties worldwide;

WHEREAS, GGCR, pursuant to the JV Agreement, will issue new shares to the Corporation such that following any reverse merger or initial public offering of GGCR's shares ("IPO"), the Corporation shall directly or indirectly hold the greater of (a) 51% of the equity of GGCR, or (b) $40.0 million in newly issued stock of GGCR, calculated based on the volume weighted average price ("VWAP") of such shares over the first 30 (thirty) days of trading following the IPO, assuming issuance of all shares issuable in the IPO, and assuming issuance of all Shares issuable as Management Shares and conversion of the Notes issued under the Instrument (as defined hereinafter) and all other convertible securities and exercise of any warrants or other securities issued in connection with the IPO, such that if following any reverse merger or IPO, the value of $40.0 million in newly issued shares based on VWAP of GGCR shares is greater than the Corporation's 51% equity ownership in GGCR valued as above, new shares in GGCR will be issued to the Corporation such that the aggregate value of the Corporation's ownership in GGCR is shares having a value of $40.0 million based on VWAP, subject to CRA, at its election, or as mutually agreed otherwise between Corporation and CRA, substituting cash for stock (the "Cash Election") in an amount of up to $12.5 million in cash to increase CRA's ownership based on a ratio of $784,314 for each 1% of existing shares of GGCR then held by CRA up to 49% or as mutually agreed otherwise;

WHEREAS, as the Corporation will retain at least 51% of the shares of GGCR following an IPO or public listing of shares of GGCR and other factors demonstrating control of the assets transferred to GGCR, the transactions contemplated by the JV Agreement do not constitute a sale of all or substantially all of the Corporation's assets;

WHEREAS, in connection with the JV Agreement, the Corporation will be entering into a Shareholders Agreement, a copy of which has been made available to each of the signatories hereof, with CRA providing for the governance and operation of GGCR (the "Shareholders Agreement");

WHEREAS, GGCR has issued that certain Instrument, dated January 16, 2012 (the "Instrument" and together with the Shareholders Agreement and JV Agreement, collectively, the "Documents"), providing for the issuance of not less than US$2,000,000 of its Secured Fixed Rate Convertible Notes 2013;

NOW, THEREFORE, BE IT RESOLVED, that the Documents and each and every transaction contemplated by them are hereby adopted, ratified and approved in all respects; and be it further

RESOLVED, that the entry into the JV Agreement, the contribution of certain of the Corporation's property to the GGCR Mining and the retention of 51% of the equity of GGCR, together with the issuance of promissory notes by GGRC and their limited guarantee by the Corporation and the entry into the Shareholders Agreement are hereby adopted, ratified and approved in all respects and any of Van Krikorian, the Chairman, or Ian Hague, in his capacity as a Director, of the Corporation are hereby authorized and directed, to execute and deliver, by and on behalf of the Corporation, the Documents and any other instruments, notes, agreements, certificates, assignments or documents contemplated by them or necessary or desirable to effectuate the transactions contemplated by the Documents in such form as the officer executing the same on behalf of the Corporation shall approve, such approval to be conclusively evidenced by such execution and delivery thereof.

This Consent of Shareholders may be executed in any number of counterparts and by different parties to this Consent of Shareholders in separate counterparts, each of which counterpart when so executed will be deemed to be an original and all of which taken together will constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Consent of Shareholders via telephone facsimile transmission will be deemed to be an effective delivery of a manually executed counterpart of this Consent of Shareholders.

This Consent of Shareholders shall become effective upon its execution by Shareholders holding not less than fifty percent of the outstanding Shares of the Corporation plus one Share of the Corporation.

IN WITNESS WHEREOF, the undersigned Stockholder has executed this Consent of Stockholders as of the date set forth opposite such Stockholder's name.

CORPORATE STOCKHOLDERS:

Print Name of Entity: ________________________	Date: ___________________

By: ___________________________

Name:

Title:

INDIVIDUAL STOCKHOLDERS:

Print Name of Entity: ________________________	Date: ___________________

Signature: ______________________